Exhibit 99.1

For Information, Contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

CASUAL MALE RETAIL GROUP, INC. ANNOUNCES SALE OF EQUITY SECURITIES

CANTON, MA (September 2, 2009) — Casual Male Retail Group, Inc. (NASDAQ: CMRG) (“Casual Male” or the “Company”) announced today that it has agreed to sell 4,950,000 shares of common stock to certain institutional investors.

Casual Male has entered into definitive agreements to sell the shares of its common stock through a registered direct offering at a price of $2.75 per share for gross proceeds of approximately $13.6 million. The Company intends to use the net proceeds of approximately $12.6 million from this offering for general corporate purposes, including the repayment of indebtedness.

The shares are being offered pursuant to the Company’s effective shelf registration statement on Form S-3 as filed with the Securities and Exchange Commission. The closing of the offering is expected to take place on or about September 3, 2009, subject to satisfaction of customary closing conditions.

David Levin, the Company’s President and Chief Executive Officer said, “We are very pleased with the results of this offering which will enable us to reduce debt, enhance liquidity, and create a more flexible balance sheet and capital structure for the Company during a very difficult and uncertain economic climate. We have no current intention or need to sell additional shares of our common stock.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares may be offered only by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from the Corporate Secretary, Casual Male Retail Group, Inc., 555 Turnpike Street, Canton, Massachusetts 02021.

About Casual Male Retail Group, Inc.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and Europe, operates 467 Casual Male XL retail and outlet stores, 20 Rochester Clothing stores, and direct to consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 23, 2009, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.